Participants' Inquiries To:
Continental Assurance Company
Separate Account (B)
Attn: Individual Pension Accounts-35S
P.O. Box 803572
Chicago, Illinois 60680-3572
800-351-3001

[CNA LOGO]
For All the Commitments You Make(R)

[UNION BUG]

L 554-921 (12/01)                  (02/02)

        CONTINENTAL ASSURANCE COMPANY
        SEPARATE ACCOUNT (B)
        REPORT TO PARTICIPANTS
        DECEMBER 31, 2001
      Web Site: www.cna.com/sab/
      Internet e-mail:sab@cna.com

[COVER ARTWORK]

Dear Participant:
--------------------------------------------------------------------------------

   Separate Account (B) outperformed the dividend-adjusted S&P 500 Index(R) (S&P
500) for 2002. For the year ended December 31, 2002, Separate Account (B)'s accumulated unit value decreased 21.88% while the S&P 500 had a negative total return of 22.10%. According to the Wall Street Journal, the Lipper Index for Large Cap Growth funds (a poll of 656 large cap growth funds) had a negative average total return of 28.63% for the same period. The Lipper Index indicates peer performance for the large cap growth funds.

   The majority of Separate Account (B)'s portfolio is comprised of large cap growth stocks with core holdings of high quality large capitalization companies. As of December 31, 2002, the portfolio had an average market cap of $78.1 billion and a median market cap of $42.1 billion. The stocks of technology and telecommunications companies performed the weakest during 2002 and your fund underweighted these sectors. The performers for the year were found in consumer staples, energy, financial, materials, and healthcare and your fund was weighted in those sectors in percentages similar to the S&P 500.

   For several years, your fund has used the writing of call options to try to increase the fund's assets. The writer of the call option receives a premium at the inception of the contract in exchange for giving the holder of the call option the right to buy a specific stock for a set price. Your fund manager's intention is to write calls on stocks that the fund is willing to sell. However, if we believe that the stock should be sold immediately, the fund's intention is to sell the stock rather than writing an option on it. The Fund's call writing program generated net premium of almost $3.0 million in 2002, compared with $1.8 million in net premium for 2001, and $3.5 million net premiums written in 2000.

   Overall, 2002 was a year that the economy attempted to recover from the previous recession years. The U.S. economy has underperformed since 2000 and is still rebounding from the 2001 recession. For the third year in a row the stock market fell. The performance of the U.S. economy in 2002 had the second slowest recovery by historical standards since World War II. For the past few years, the Federal Reserve's primary emphasis has been to stimulate the economy. It lowered the benchmark Federal Reserve Funds Rate target in November by an additional 50 basis points to 1.25%. This rate, which is the interest rate on overnight loans between banks, is the lowest Federal Reserve Funds Rate since 1958. The current short-term rate for 90-day U.S. Treasury bills is 1.25%. Inflation is approximately 2.0%. Over time, as sustainable economic growth moves toward its potential and expected real returns on investments rise, real interest rates are expected to rise. Similarly, as improvement in the economic performance becomes apparent, financial markets will anticipate that the Fed will need to raise its Federal Reserve Funds Rate. As the Fed raises the Federal Reserve Funds Rate, short-term interest rates are expected to rise relative to inflation.

   Despite these interventionist efforts, the recovery was held back by cautious inventories, higher unemployment, corporate accounting and governance issues, and weak corporate spending. These events, plus the uncertainty of military action with Iraq, undoubtedly rattled investors. The key to a stronger market in 2003 is a sustained growth in profits, along with low inflation and low interest rates. These factors are all ingredients that historically have contributed to a healthy stock market. The consensus of leading economists is that we are positioned for the equity markets to rise in 2003.

   As always your investment managers continue to monitor market conditions closely and to adjust the portfolio accordingly. We believe that our efforts will enhance relative returns that work for all of us.

   Thank you for your continued support and participation.

Cordially,

-s- Richard W. Dubberke
Richard W. Dubberke
Chairman of the Committee

The statements contained in this management letter, which are not historical facts, are forward-looking statements. When included in this management letter, the words "believe," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this management letter.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       COMMITTEE FOR SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
                                    MEMBERS
--------------------------------------------------------------------------------

Richard W. Dubberke, Chairman
Financial Consultant

Marilou R. McGirr
Vice President and
Portfolio Manager
Continental Assurance Company

Richard T. Fox
Financial Consultant

William W. Tongue
Professor of Economics
and Finance, Emeritus
University of Illinois at Chicago

Peter J. Wrenn
President
Hudson Technology, Inc.

--------------------------------------------------------------------------------

SECRETARY
Lynne Gugenheim
Senior Vice President and
Deputy General Counsel

AUDITORS
Deloitte & Touche LLP
Chicago, Illinois

CUSTODIAN
Chase Manhattan Trust Company
of Illinois
Chicago, Illinois

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     This report has been prepared for the information of participants in Continental Assurance Company Separate Account (B) and is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus that includes information regarding Separate Account (B)'s objectives, policies, management, records, sales commissions and other information.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   RECORD OF
                               ACCUMULATION UNIT
                                     VALUES
                    ---------------------------------------


      2002  December 31,   $16.00
      2001  December 31,    20.48
      2000  December 31,    26.37
      1999  December 31,    28.78
      1998  December 31,    21.55
      1997  December 31,    17.69
      1996  December 31,    14.14
      1995  December 31,    11.74
      1994  December 31,     8.85
      1993  December 31,     8.91

--------------------------------------------------------------------------------
         ILLUSTRATION OF AN ASSUMED INVESTMENT IN ONE ACCUMULATION UNIT
--------------------------------------------------------------------------------
     Separate Account (B) does not make distributions of investment income and realized capital gains; therefore, the unit values include investment income and capital gains. This chart displays the unit value at December 31, for each of the last ten years. This period was one of mixed stock prices. These values should not be considered representations of values which may be achieved in the future.

                                  (BAR GRAPH)




                                                              UNIT VALUE
                                                              ----------
1993........................................................    $8.91
1994........................................................     8.85
1995........................................................    11.74
1996........................................................    14.14
1997........................................................    17.69
1998........................................................    21.55
1999........................................................    28.78
2000........................................................    26.37
2001........................................................    20.48
2002........................................................    16.00

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            SCHEDULE OF INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2002


                                                              NUMBER OF                        MARKET
(All investments are in securities of unaffiliated issuers)    SHARES        COST              VALUE
--------------------------------------------------------------------------------------------------------
COMMON STOCKS:

   CONSUMER DISCRETIONARY- 18.2%
      HOTELS RESTAURANTS & LEISURE-1.4%
      Starbucks Corporation(*)                                  70,000    $ 1,605,200       $  1,426,600
                                                                          -----------       ------------
      MEDIA-9.9%
      Clear Channel Communications, Inc.(*)                     45,000      2,735,506          1,678,050
      Liberty Media Corporation(**)(*)                         463,248      1,140,202          4,141,437
      Tribune Company                                           90,000      2,663,600          4,091,400
                                                                          -----------       ------------
                                                                            6,539,308          9,910,887
                                                                          -----------       ------------
      MULTILINE RETAIL-4.8%
      Target Corporation                                        60,000      1,900,830          1,800,000
      Wal-Mart Stores, Inc.                                     60,000      3,021,901          3,030,600
                                                                          -----------       ------------
                                                                            4,922,731          4,830,600
                                                                          -----------       ------------
      SPECIALTY RETAIL-2.1%
      Lowe's Companies, Inc.                                    55,000      2,276,658          2,062,500
                                                                          -----------       ------------
   CONSUMER STAPLES-10.4%
      BEVERAGES-5.4%
      Anheuser-Busch Companies, Inc.                            40,000      1,985,042          1,936,000
      Pepsico, Inc.                                             82,000      2,622,340          3,462,040
                                                                          -----------       ------------
                                                                            4,607,382          5,398,040
                                                                          -----------       ------------
      FOOD & DRUG RETAILING-2.3%
      Walgreen Co.                                              80,000      2,342,528          2,335,200
                                                                          -----------       ------------
      HOUSEHOLD PRODUCTS-2.7%
      Proctor & Gamble Co                                       32,000      2,848,881          2,750,080
                                                                          -----------       ------------
   ENERGY-7.7%
      ENERGY EQUIPMENT & SERVICES-2.3%
      Schlumberger Limited                                      54,600      2,199,496          2,298,114
                                                                          -----------       ------------
      OIL & GAS-5.4%
      Apache Corporation(**)                                    35,000      1,785,197          1,994,650
      ChevronTexaco Corp.                                       20,000      1,473,215          1,329,600
      Exxon Mobil Corporation(*)                                60,000      2,147,040          2,096,400
                                                                          -----------       ------------
                                                                            5,405,452          5,420,650
                                                                          -----------       ------------
   FINANCIAL-15.9%
      BANKS-7.1%
      Bank Of America Corporation                               35,000      2,409,500          2,434,950
      Wells Fargo & Company                                    100,000      2,381,250          4,687,000
                                                                          -----------       ------------
                                                                            4,790,750          7,121,950
                                                                          -----------       ------------
      DIVERSIFIED FINANCIALS-7.6%
      American Express Company                                  65,000      2,511,156          2,297,750
      Citigroup Inc.                                            60,000        748,992          2,111,400
      Freddie Mac(**)                                           55,000      3,022,909          3,247,750
                                                                          -----------       ------------
                                                                            6,283,057          7,656,900
                                                                          -----------       ------------

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     SCHEDULE OF INVESTMENTS -- (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2002


                                                              NUMBER OF                        MARKET
(All investments are in securities of unaffiliated issuers)    SHARES        COST              VALUE
--------------------------------------------------------------------------------------------------------
      INSURANCE-1.2%
      American International Group, Inc.                        20,000    $ 1,602,000       $  1,157,000
                                                                          -----------       ------------
   HEALTHCARE-19.6%
      HEALTHCARE DISTRIBUTION-3.8%
      Cardinal Health, Inc.(*)(**)                              64,437      3,366,195          3,814,026
                                                                          -----------       ------------
      HEALTHCARE EQUIPMENT-8.4%
      Alcon, Inc.(*)                                            65,000      2,170,000          2,564,250
      Medtronic, Inc.                                          130,000      2,678,875          5,928,000
                                                                          -----------       ------------
                                                                            4,848,875          8,492,250
                                                                          -----------       ------------
      PHARMACEUTICALS-7.4%
      Johnson & Johnson                                         45,000      2,583,050          2,416,950
      Pfizer Inc.                                              163,000      1,249,349          4,982,910
                                                                          -----------       ------------
                                                                            3,832,399          7,399,860
                                                                          -----------       ------------
   INDUSTRIALS-9.1%
      AEROSPACE & DEFENSE-4.0%
      L-3 Communications Holdings, Inc.(*)(**)                  38,000      2,274,640          1,706,580
      Lockheed Martin Corporation                               40,000      1,998,419          2,310,000
                                                                          -----------       ------------
                                                                            4,273,059          4,016,580
                                                                          -----------       ------------
      AIR FREIGHT & COURIERS-2.2%
      United Parcel Service, Inc.                               35,000      2,043,000          2,207,800
                                                                          -----------       ------------
      INDUSTRIAL CONGLOMERATES-2.9%
      General Electric Company                                 120,000      2,014,213          2,922,000
                                                                          -----------       ------------
   INFORMATION TECHNOLOGY-12.9%
      COMMUNICATIONS EQUIPMENT-2.4%
      Qualcomm Incorporated(*)                                  65,000      2,983,400          2,365,350
                                                                          -----------       ------------
      COMPUTER & PERIPHERALS-2.1%
      Dell Computer Corporation(*)                              80,000      2,110,645          2,139,200
                                                                          -----------       ------------
      ENTERPRISE EQUIPMENT-2.9%
      Cisco Systems, Inc.(*)                                   220,000      2,815,235          2,882,000
                                                                          -----------       ------------
      SEMICONDUCTOR CHIPS-1.2%
      Intel Corporation                                         79,200      2,237,038          1,233,144
                                                                          -----------       ------------
      SEMICONDUCTOR EQUIPMENT-1.0%
      Applied Materials, Inc.                                   75,000      2,022,625            977,250
                                                                          -----------       ------------
      SOFTWARE-3.3%
      Microsoft Corporation                                     64,000      4,521,462          3,308,800
                                                                          -----------       ------------
   MATERIALS-4.4%
      CHEMICALS-1.9%
      E.I. Du Pont De Nemours And Company                       45,000      1,950,893          1,908,000
                                                                          -----------       ------------
      METALS & MINING-2.5%
      Alcoa Inc.(**)                                           110,000      3,626,643          2,505,800
                                                                          -----------       ------------

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     SCHEDULE OF INVESTMENTS -- (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2002


                                                              NUMBER OF                        MARKET
(All investments are in securities of unaffiliated issuers)    SHARES        COST              VALUE
--------------------------------------------------------------------------------------------------------
   TELECOMMUNICATION SERVICES-1.1%
      TELECOMMUNICATIONS SERVICES-1.1%
      Verizon Communications Inc.(**)                           30,000    $ 1,133,775       $  1,162,500
                                                                          -----------       ------------
         TOTAL COMMON STOCKS-99.3%                                        $89,202,900       $ 99,703,081
                                                                          -----------       ------------
SHORT-TERM BONDS:
      FINANCIAL SERVICES -- BANK-0.7%
      FHLB Disc Corp, 0.75% Due 01/02/03                       437,000        436,982            436,991
      FHLB Disc Corp, 1.17% Due 01/02/03                       220,000        219,957            219,993
                                                                          -----------       ------------
         TOTAL SHORT-TERM-0.7%                                            $   656,939       $    656,984
                                                                          -----------       ------------
         TOTAL INVESTMENTS                                                $89,859,839       $100,360,065
                                                                          ===========       ============

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SCHEDULE OF CALL OPTIONS WRITTEN
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2002


(All investments are in securities of unaffiliated                                            NUMBER OF     MARKET
issuers)                                                 EXPIRATION DATE    EXERCISE PRICE    CONTRACTS      VALUE
--------------------------------------------------------------------------------------------------------------------
OPTIONS
   Alcoa Inc.                                               01-18-03            $25.00          1,100      $ (16,500)
   Apache Corporation                                       01-18-03             55.00            350        (87,500)
   Cardinal Health, Inc.                                    02-22-03             65.00            644        (77,280)
   Freddie Mac                                              01-18-03             60.00            550        (55,000)
   L-3 Communication Holdings, Inc.                         01-18-03             50.00            380         (5,700)
   Liberty Media                                            01-18-03             10.00           1630         (8,150)
   Verizon Communications Inc.                              02-22-03             42.50            300        (21,000)
                                                                                                -----      ---------
         TOTAL OPTIONS                                                                          4,954      $(271,130)
                                                                                                =====      =========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 (*) Denotes non-income producing holdings.

(**) A portion of the security is pledged as collateral for open options contracts.

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       TEN LARGEST COMMON STOCK HOLDINGS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  MARKET          % OF NET
                                                                   VALUE           ASSETS
------------------------------------------------------------------------------------------
Medtronic, Inc.                                                 $ 5,928,000         5.86%
Pfizer Inc.                                                       4,982,910         4.92%
Wells Fargo & Company                                             4,687,000         4.63%
Liberty Media Corporation                                         4,141,437         4.09%
Tribune Company                                                   4,091,400         4.04%
Cardinal Health, Inc.                                             3,814,026         3.77%
PepsiCo, Inc.                                                     3,462,040         3.42%
Microsoft Corporation                                             3,308,800         3.27%
Freddie Mac                                                       3,247,750         3.21%
Wal-Mart Stores, Inc.                                             3,030,600         2.99%
------------------------------------------------------------------------------------------
    TEN LARGEST COMMON STOCK HOLDINGS                           $40,693,963        40.20%
==========================================================================================

--------------------------------------------------------------------------------
                        ALLOCATION OF EQUITY INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DECEMBER 31, 2002
---------------------------------------------------------------------------
Healthcare                                                           19.8%
Consumer Discretionary                                               18.3%
Financial                                                            16.0%
Information Technology                                               12.9%
Consumer Staples                                                     10.5%
Industrials                                                           9.2%
Energy                                                                7.7%
Materials                                                             4.4%
Telecommunication Services                                            1.2%
---------------------------------------------------------------------------
    ALLOCATION OF EQUITY INVESTMENTS                                100.0%
===========================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      STATEMENT OF ASSETS AND LIABILITIES
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DECEMBER 31,                                                        2002
----------------------------------------------------------------------------
ASSETS:
   Investments in securities of unaffiliated issuers:
   Common stocks, at market (cost: $89,202,900)                 $ 99,703,081
   Short-term notes, at amortized cost                               656,984
                                                                ------------
          TOTAL INVESTMENTS                                      100,360,065
   Cash                                                                   34
   Dividends receivable                                               79,123
   Receivable for securities sold                                  1,503,268
   Receivable from Continental Assurance Company for fund
     deposits                                                          1,057
                                                                ------------
          TOTAL ASSETS                                           101,943,547
                                                                ------------
LIABILITIES:
   Fees payable to Continental Assurance Company                      42,148
   Call options written, at fair value (premium received
     $510,095)                                                       271,130
   Payable to Continental Assurance Company for fund
     withdrawals                                                     395,453
                                                                ------------
          TOTAL LIABILITIES                                          708,731
----------------------------------------------------------------------------
PARTICIPANTS' EQUITY -- NET ASSETS (6,326,437 units issued
  and outstanding at $16.00 per unit) (See Note 2)              $101,234,816
============================================================================

--------------------------------------------------------------------------------
                            STATEMENT OF OPERATIONS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PERIOD ENDED DECEMBER 31,                                           2002
----------------------------------------------------------------------------
Investment Income:
   Dividends                                                    $    964,757
   Interest and other                                                 95,546
                                                                ------------
         TOTAL INVESTMENT INCOME                                   1,060,303
                                                                ------------
Fees to Continental Assurance Company:
   Investment advisory fees                                          595,181
   Service fees                                                      392,820
                                                                ------------
         Total fees                                                  988,001
                                                                ------------
         NET INVESTMENT INCOME (LOSS)                                 72,302
                                                                ------------
Investments:
   Net realized gains and (losses)
         Stocks and bonds                                        (13,733,345)
         Call options written                                      2,094,619
   Change in net unrealized gains and (losses)                   (18,938,886)
                                                                ------------
         NET GAIN (LOSS) ON INVESTMENTS                          (30,577,612)
----------------------------------------------------------------------------
NET DECREASE IN PARTICIPANTS' EQUITY RESULTING FROM
  OPERATIONS                                                    $(30,505,310)
============================================================================

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  STATEMENT OF CHANGES IN PARTICIPANTS' EQUITY
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PERIOD ENDED DECEMBER 31,                                           2002            2001
--------------------------------------------------------------------------------------------
From operations:
  Net investment income (loss)                                  $     72,302    $    (18,233)
  Net realized gain (loss) on investments                        (11,638,726)     (5,441,351)
  Change in net unrealized gains and (losses)                    (18,938,886)    (37,867,187)
                                                                ------------    ------------
    Net decrease in participants' equity resulting from
     operations                                                  (30,505,310)    (43,326,771)
From unit transactions:
  Sales (142,173 units in 2002, and 135,619 units in 2001)         2,306,438       2,043,656
  Withdrawals (753,101 units in 2002, and 678,626 units in
    2001)                                                        (12,617,052)    (13,889,495)
                                                                ------------    ------------
      Net decrease in participants' equity resulting from
       unit transactions                                         (10,310,614)    (11,845,839)
                                                                ------------    ------------
      TOTAL DECREASE IN PARTICIPANTS' EQUITY                     (40,815,924)    (55,172,610)
Participants' equity, January 1                                  142,050,740     197,223,350
--------------------------------------------------------------------------------------------
PARTICIPANTS' EQUITY DECEMBER 31                                $101,234,816    $142,050,740
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              FINANCIAL HIGHLIGHTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                            YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------------------
(Per accumulation unit outstanding during the period)      2002         2001         2000         1999         1998
----------------------------------------------------------------------------------------------------------------------
Value at the beginning of the period                        $20.48       $26.37       $28.78       $21.55       $17.69
                                                         ---------    ---------    ---------    ---------    ---------
Net investment income (1)                                     0.16          .18          .20          .17          .20
Fees                                                          0.15          .19          .24          .20          .16
                                                         ---------    ---------    ---------    ---------    ---------
   NET INVESTMENT INCOME (LOSS)                               0.01         (.01)        (.04)        (.03)         .04
                                                         ---------    ---------    ---------    ---------    ---------
Net gain (loss) on investments                               (4.49)       (5.88)       (2.37)        7.26         3.82
                                                         ---------    ---------    ---------    ---------    ---------
   NET INCREASE (DECREASE) IN PARTICIPANTS' EQUITY
      RESULTING FROM OPERATIONS                              (4.48)       (5.89)       (2.41)        7.23         3.86
                                                         ---------    ---------    ---------    ---------    ---------
VALUE AT END OF PERIOD                                      $16.00       $20.48       $26.37       $28.78       $21.55
                                                         =========    =========    =========    =========    =========

Net assets ($000's)                                       $101,235     $142,051     $197,223     $227,654     $179,346

Total return                                                 (21.9)%      (22.3)%       (8.4)%       33.5%        21.8%

Ratio of net investment income (loss) to average
   participants' equity                                       0.06%       (0.01)%      (0.14)%      (0.13)%       0.20%

Ratio of fees to average participants' equity                 0.83%        0.83%        0.83%        0.83%        0.83%
Portfolio turnover rate                                         64%          41%          19%          34%          41%
Number of accumulation units outstanding at end of
  period                                                 6,326,437    6,937,365    7,479,166    7,908,845    8,320,912

--------------------------------------------------------------------------------

(1) Net investment income per share is based on average units outstanding.

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                    NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ORGANIZATION
    Continental Assurance Company Separate Account (B) is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company. Separate Account (B) is a separate account of Continental Assurance Company (CAC), an Illinois life insurance company which is a wholly-owned subsidiary of Continental Casualty Company (Casualty). Casualty is wholly owned by CNA Financial Corporation (CNA). Loews Corporation owns approximately 90% of the outstanding common stock of CNA.
    The operations of CAC include the sale of certain variable annuity contracts, the proceeds of which are invested in Separate Account (B). CAC also provides investment advisory and administrative services to Separate Account (B) for a fee.
    The assets and liabilities of Separate Account (B) are segregated from those of CAC.

INVESTMENTS
    Investments in securities traded on national securities exchanges are valued at the last reported sales price. Securities not traded on a national exchange are valued at the bid price of over-the-counter market quotations. Short-term notes are valued at cost plus accrued discount or interest (amortized cost) which approximates market.
    Net realized gains and losses on sales of securities are determined as the difference between proceeds and cost, using the specific identification method. There are no differences in cost for financial statement and Federal income tax purposes.
    Security transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date.

FEDERAL INCOME TAXES
    It is Separate Account (B)'s policy to comply with the applicable requirements of the Internal Revenue Code.
    Under existing Federal income tax law, no taxes are payable by Separate Account (B) on the net investment income and net gain on investments, which are reinvested in Separate Account (B) and taken into account in determining unit values.
OTHER
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
                   NOTE 2. PARTICIPANTS' EQUITY -- NET ASSETS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
DECEMBER 31:                                                      2002           2001
-----------------------------------------------------------------------------------------
From operations:
    Accumulated net investment income                         $ 51,973,596   $ 51,901,294
    Accumulated net realized gain on investment transactions   137,838,574    149,477,300
    Accumulated unrealized gain                                 29,503,106     51,361,353
    Accumulated unrealized loss                                (18,763,959)   (21,683,320)
                                                              ------------   ------------
      Accumulated income                                      $200,551,317   $231,056,627
From unit transactions:
    Accumulated proceeds from sale of units, net of
     withdrawals                                               (99,316,501)   (89,005,887)
-----------------------------------------------------------------------------------------
TOTAL PARTICIPANTS' EQUITY-NET ASSETS (*)                     $101,234,816   $142,050,740
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(*) Active participant's equity, $101,064,892 and inactive participant's equity with contracts in payout (annuitization) period, $169,924.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              NOTE 3. INVESTMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

------------------------------------------------------------------------------
NET REALIZED LOSS ON INVESTMENTS
YEAR ENDED DECEMBER 31,                                           2002
------------------------------------------------------------------------------
Aggregate proceeds (Common stock $84,864,842)                 $531,678,851
Aggregate cost (Common stock $77,159,143)                      543,317,577
------------------------------------------------------------------------------
    Net realized loss                                         $(11,638,726)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
DECREASE IN NET UNREALIZED GAIN ON INVESTMENTS
YEAR ENDED DECEMBER 31,                                           2002
------------------------------------------------------------------------------
Unrealized gain on investments
    Balance December 31, 2002                                 $ 10,739,147
    Less Balance, December 31, 2001                             29,678,033
------------------------------------------------------------------------------
    Change in net unrealized gains and (losses)               $(18,938,886)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
AGGREGATE COST OF SECURITIES PURCHASED
YEAR ENDED DECEMBER 31,                                           2002
------------------------------------------------------------------------------
Common stocks                                                 $ 60,496,759
Long-term notes                                                 13,573,656
Short-term notes                                               446,204,260
------------------------------------------------------------------------------
    Total Purchases                                           $520,274,675
------------------------------------------------------------------------------
------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            NOTE 4. MANAGEMENT FEES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Separate Account (B) pays fees to CAC for investment advisory and management services, under an advisory agreement, "The Investment Advisory Agreement". The fees are set by contract at one-half of one percent per annum of the average daily net assets of Separate Account (B).
     The Investment Advisory Agreement additionally provides for the reimbursement to CAC for certain legal, accounting and other expenses. Such reimbursement of service fees is computed at the rate of 0.33 of one percent per annum of the average daily net assets of Separate Account (B).
     Participants pay fees directly to CAC for sales and administrative services. These fees are deducted from participants' accounts on an annual basis (included in unit transaction withdrawals in the Statement of Changes in Participants' Equity). Sales fees represent costs paid by participants upon purchase of additional accumulation units; administrative fees are deducted annually from applicable participants' accounts.

--------------------------------------------------------------------------------
FEES AND EXPENSES PAID TO CAC

YEAR ENDED DECEMBER 31,                                           2002
------------------------------------------------------------------------
Investment advisory fees                                        $595,181
Service fees                                                     392,820
                                                                --------
      Total fees charged to participants' equity                 988,001
Sales and administrative fees paid by participants                 7,373
------------------------------------------------------------------------
      Total                                                     $995,374
------------------------------------------------------------------------
------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Separate Account (B) enters into certain derivative financial instruments, namely, written call options.

     Derivatives are carried at fair value, which generally reflects the estimated amounts that Separate Account (B) would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for all of Separate Account (B)'s derivatives.

     The fair values associated with these instruments are generally affected by changes in the underlying stock price. The credit risk associated with these instruments is minimal as all transactions are cleared through security exchanges.

     A summary of the aggregated notional amounts of call options at December 31, 2002 is presented below.

                                  CALL OPTIONS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                            2002
---------------------------------------------------------------------------
Notional Value                                                  $16,966,000
---------------------------------------------------------------------------

     Transactions in options written during the year ended December 31, 2002, were as follows:
--------------------------------------------------------------------------------

                                                                NUMBER OF     PREMIUMS
                                                                CONTRACTS     RECEIVED
----------------------------------------------------------------------------------------
Options outstanding at December 31, 2001                             400     $    55,498
Options written                                                   25,127       2,987,888
Options bought back                                               (5,150)       (479,685)
Options expired                                                  (10,058)     (1,246,503)
Options exercised                                                 (5,365)       (807,103)
                                                                 -------     -----------
Options outstanding at December 31, 2002                           4,954     $   510,095
----------------------------------------------------------------------------------------

     These options were collateralized by stock with a market value of $15,886,336 at December 31, 2002.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       COMMITTEE FOR SEPARATE ACCOUNT (B)

                                                                                                    NUMBER OF
                                                                                                  PORTFOLIOS IN        OTHER
                                                  TERM OF OFFICE                                  FUND COMPLEX     DIRECTORSHIPS
     NAME, ADDRESS,          POSITION(S) HELD     AND LENGTH OF       PRINCIPAL OCCUPATION(S)      OVERSEEN BY        HELD BY
         AND AGE                WITH FUND          TIME SERVED        DURING THE LAST 5 YEARS       DIRECTOR         DIRECTOR
--------------------------------------------------------------------------------------------------------------------------------
                                                DISINTERESTED COMMITTEE MEMBERS
--------------------------------------------------------------------------------------------------------------------------------
Richard T. Fox               Committee Member    One Year            Financial Consultant              One             None
CNA Plaza
Chicago, Illinois 60685                          Sixteen Years
Age -- 65
--------------------------------------------------------------------------------------------------------------------------------
William W. Tongue            Committee Member    One Year            Professor Emeritus of             One             None
CNA Plaza                                                            Economics and Finance,
Chicago, Illinois 60685                          Thirty One Years    University of Illinois
Age -- 87                                                            Chicago
--------------------------------------------------------------------------------------------------------------------------------
Peter J. Wrenn               Committee Member    One Year            President of Hudson               One             None
CNA Plaza                                                            Technology, Inc.
Chicago, Illinois 60685                          Fifteen Years
Age -- 67
--------------------------------------------------------------------------------------------------------------------------------
                                      INTERESTED COMMITTEE MEMBERS AND EXECUTIVE OFFICERS*
--------------------------------------------------------------------------------------------------------------------------------
Richard W. Dubberke          Committee Member    One Year            Retired September 2001;           One             None
CNA Plaza                    and Chairman                            prior thereto Vice
Chicago, Illinois 60685                          Ten Years           President and Manager of
Age -- 65                                                            Corporate Bond
                                                                     Investments of CAC and
                                                                     Casualty; Vice President,
                                                                     Treasurer, and Director
                                                                     of CNA Income Shares,
                                                                     Inc. to August 2001
--------------------------------------------------------------------------------------------------------------------------------
Marilou R. McGirr            Committee Member    One Year            Vice President of CAC and         One             None
CNA Plaza                    and Portfolio                           Casualty since January
Chicago, Illinois 60685      Manager             Five Years          1997; Assistant Vice
Age -- 49                                                            President of CAC and
                                                                     Casualty from January
                                                                     1995 to January 1997;
                                                                     Chairman and Director of
                                                                     CNA Income Shares, Inc.
                                                                     to August 2001
--------------------------------------------------------------------------------------------------------------------------------
Lynne Gugenheim              Secretary           One Year            Senior Vice President and         N/A              N/A
CNA Plaza                                                            Deputy General Counsel of
Chicago, Illinois 60685                          Seven Years         CAC and Casualty since
Age -- 43                                                            March 2000; Vice
                                                                     President and Associate
                                                                     General Counsel of CAC
                                                                     and Casualty from January
                                                                     1996 to March 2000

--------------------------------------------------------------------------------

 * An interested person within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended by virtue of his/her employment with CAC.

INDEPENDENT AUDITOR'S REPORT

To the Committee Members and the Participants of Continental Assurance Company Separate Account (B)

     We have audited the accompanying statement of assets and liabilities of Continental Assurance Company Separate Account (B) ("Separate Account") (a separate account of Continental Assurance Company, which is an affiliate of CNA Financial Corporation, an affiliate of Loews Corporation), including the schedule of investments, as of December 31, 2002, the related statement of operations for the year then ended, the statements of changes in participants' equity for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2002, by correspondence with the Separate Account's custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Continental Assurance Company Separate Account (B) as of December 31, 2002, the results of its operations, the changes in its participants' equity and the financial highlights for the respective stated periods, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Chicago, Illinois
February 14, 2003

Participants' Inquiries To:
Continental Assurance Company
Separate Account (B)
Attn: Individual Pension Accounts-35S
P.O. Box 803572
Chicago, Illinois 60680-3572
800-351-3001

[CNA LOGO]
For All the Commitments You Make(R)

[UNION BUG]

L 554-921 (12/02)                  (02/03)

        CONTINENTAL ASSURANCE COMPANY
        SEPARATE ACCOUNT (B)
        REPORT TO PARTICIPANTS
        DECEMBER 31, 2002
      Web Site: www.cna.com/sab/
      Internet e-mail:sab@cna.com

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